Exhibit  21:  Subsidiaries  of  Registrant


Name of Subsidiary          Date of Incorporation    State of Incorporation
--------------------------  ---------------------    ----------------------
Telesoft Acquisition Corp.     March 24, 1992        Arizona
Telesoft Recovery Corp.        April 13, 1999        Arizona


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